Exhibit T3A.56

CERTIFICATE OF INCORPORATION

OF

UNO OF NEW YORK, INC.

UNDER SECTION 402 OF THE BUSINESS CORPORATION LAW

FIRST:     The name of the corporation is: Uno of New York, Inc.

SECOND:     The purposes for which it is formed are:
To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

THIRD:     The office of the corporation is to be located in the County of New York, State of New York.

FOURTH:   The aggregate number of shares which the corporation shall have authority to issue is one hundred (100), no par value.

FIFTH:   The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is: c/o C T Corporation System, 111 Eighth Avenue, New York, New York 10011.

SIXTH:.    The name and address of the registered agent which is to be the agent of the corporation upon whom process against it may be served, are C T CORPORATION SYSTEM, 111 Eighth Avenue, New York, New York 10011.

/s/ Helen Falvey
Incorporator, Helen Falvey
101 Federal Street
Suite 300
Boston, MA 02110